Exhibit 99.2

REPRESENTATION PURSUANT TO INSTRUCTION 2 TO

ITEM 8.A.4 OF FORM 20-F

February 21, 2020

In connection with the filing of a Registration Statement on Form F-4 (the “Registration Statement”) by Global Blue Group Holding AG, a stock corporation organized under the laws of Switzerland (“Parent”), relating to a proposed business combination with Far Point Acquisition Corporation, which will include audited financial statements of Global Blue Group AG, a stock corporation organized under the laws of Switzerland (the “Company”), Parent represents to the Securities and Exchange Commission that:

1.

The Company is not currently a public reporting company in any jurisdiction and is not required by any jurisdiction outside the United States to have audited financial statements as of a date not older than 12 months from the date of filing the Registration Statement.

2.

Compliance with the requirement in Item 8.A.4 of Form 20-F that the audited financial statements must be as of a date not older than 12 months at the date of filing the registration statement is impracticable or involves undue hardship for the Company.

3.	At the time the Registration Statement is declared effective, the Company will have audited financial statements not older than fifteen months.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has duly executed and delivered this representation as of the date first above written.

GLOBAL BLUE GROUP HOLDING AG

By:	/s/ Jacques Stern
Name: Jacques Stern
Title: Chief Executive Officer

[Signature Page to Item 8.A Representation]